Exhibit 10.7

BOILING SPRINGS SAVINGS BANK

DIRECTOR RETIREMENT PLAN II

INTRODUCTION

The purpose of the Boiling Springs Savings Bank Retirement Plan II (the “Plan”) is to recognize and provide specified benefits to eligible directors of Boiling Springs Savings Bank (the “Bank”) for services and contributions to the Bank that contribute materially to the continued growth, development and future business success of the Bank. The Plan is also intended to encourage eligible directors to remain members of the Board of Directors of the Bank (the “Board”).

This Plan shall be unfunded for tax purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

1.1. Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified herein;

1.1.1 “Annual Benefit” means the annual benefit set forth in subsection 2.1.1.

1.1.2 “Change in Control” means any of the following if the event occurs after the date first above-written:

(a)	There occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary banking regulator or under regulations promulgated by it.

(b)

As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(c)	The Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(d)

The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than a majority of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form of organization or a reorganization of the Bank into the mutual holding company form of ownership. The definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.1.3 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations or any other authoritative guidance issued thereunder.

1.1.4 “Disability” means that a Participant is unable to perform all of the material functions of a member of the Board as a result of injury or illness which is expected to result in the Participant’s death or continue for a period of not less than twelve (12) consecutive months, the result of which is Termination of Service. A duly licensed physician selected by the Board will determine if a Participant has a Disability.

1.1.5 “Effective Date” means May 1, 2018.

1.1.6 “Normal Retirement Age” means age 70.

1.1.7 “Normal Retirement Date” means the later of the date: (i) a Participant attains Normal Retirement Age or (ii) a Participant experiences a Termination of Service.

1.1.8 “Participant” means an active member of the Board who is listed on Appendix A hereto. After the Effective Date, active members of the Board can only become Participants upon written resolution of the Board.

1.1.9 “Termination of Service” means a Participant ceases to be a member of the Board for any reason whatsoever, other than by reason of an approved leave of absence. Notwithstanding the preceding; a Termination of Service shall not include any event that does not qualify as a “Separation from Service” under Code section 409A.

1.1.10 “Termination for Cause” means the termination of the Participant’s duties as director of the Board for the reasons set forth in Section 5.1 hereof.

1.1.11 “Year of Service” means each twelve (12) month period during which a director has served on the Board. Any approved leave of absence will be included for purposes of determining a director’s continuous Board service under this Plan.

Article 2

Retirement Benefits

2.1. Normal Retirement Benefit. Upon Termination of Service, after having completed ten (10) full continuous Years of Service, for reasons other than death, Disability or a Change in Control, the Bank shall pay to each Participant the Annual Benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The Annual Benefit under this Section 2.1 is Twenty Five Thousand Dollars ($25,000), payable for a period of ten (10) years and resulting in a total benefit of Two Hundred and Fifty Thousand Dollars ($250,000).

2.1.2 Payment of Benefit. The Bank shall distribute the benefit under this Section 2.1 in one hundred and twenty (120) substantially equal monthly installments commencing on the first business day of the month following a Participant’s Normal Retirement Date.

2.2. Disability Benefit. If a Participant has a Disability upon Termination of Service and the Director has ten (10) full continuous Years of Service at the time of the Participant’s Disability determination, the Bank shall pay to the Participant the benefit described in Section 2.1.

2.2.l Amount of Benefit. The Annual Benefit under this Section 2.2 is equal to the Normal Retirement Benefit in Section 2.1.1 of this Plan.

2.2.2 Payment of Benefit. The Bank shall distribute the benefit under this Section 2.2 in one hundred and twenty (120) substantially equal monthly installments commencing on the first business day of the month following a Participant’s Termination of Service.

2.3. Change in Control Benefit. In the event a Participant experiences a Termination of Service within twenty four (24) months following a Change in Control, the Bank shall pay the Participant the benefit described in this Section 2.3, in lieu of any other benefit provided for under this Plan.

2.3.l Amount of Benefit. The benefit under this Section 2.3 is equal to the full Normal Retirement Benefit in Section 2.1, determined regardless of a Participant’s continuous Years of Service.

2.3.2 Payment of Benefit. The Bank shall pay the present value of the total benefit in Section 2.3.1 to the Participant in a lump sum no more than thirty (30) days after the date of the Termination of Service. The discount rate for determining such present value shall be the applicable federal midterm rate in effect for the month in which such Termination of Service occurs, plus one and one-half (1-1/2%) percent. The present value adjustment reflects the payment in the form of a lump sum rather than in installments.

2.4. Acceleration of Payment. In the event a Change in Control occurs after a Participant’s Termination of Service, and the Participant, or in the event of the Participant’s death, and the Participant’s beneficiary, has not received the total benefit to which the Participant (or the Participant’s beneficiary) is entitled under this Article 2, or Article 3, as the case may be, the present value of the balance of the benefit to which the Participant (or the Participant’s beneficiary) is entitled shall be paid to the Participant, or the Participant’s beneficiary, as the case may be, in a single lump sum payment no more than thirty (30) days following such Change in Control. Such present value shall be determined based on the same discount rate applied in determining present value under subsection 2.3.2 hereof. This Section shall be of no force or effect if, at the time an accelerated payment becomes due hereunder, such payment would result in penalties to the recipient under Code section 409A.

Article 3

Death Benefit

3.1. Death During Active Service. If a Participant dies while in the active service on the Board after having completed ten (10) full continuous Years of Service, the Bank shall pay to the Participant’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The present value of the total Normal Retirement Benefit in Section 2.1. The discount rate for determining such present value shall be the applicable federal mid-term rate in effect for the month in which the Participant’s death occurs, plus one and one-half (1-1/2%) percent. The present value adjustment reflects the payment in the form of a lump sum rather than in installments.

3.1.2 Payment of Benefit. The Bank shall pay the Death Benefit within thirty (30) days of the Bank’s notification of the Participant’s death.

3.2. Death After Termination of Service and Before Attainment of Normal Retirement Age. If a Participant dies after the Participant’s Termination of Service but before benefit payments have commenced under this Plan and the Participant has completed ten (10) full continuous Years of Service on the Board, the Participant’s beneficiary shall receive the Death Benefit provided in Section 3.1 of this Plan. Such benefit shall be paid at the same time and in the same manner as set forth in Sections 3.1.1 and 3.1.2 of the Plan.

3.3. Death During Benefit Period If a Participant dies after benefit payments have commenced under this Plan but before receiving all such payments, the Bank shall present value the remaining benefits and pay them in a lump sum to the Participant’s beneficiary within (30) days of the Bank’s notification of the Participant’s death.

Article 4

Beneficiaries

4.1. Beneficiary Designations. Participants shall designate a beneficiary by filing a written designation with the Board. Participants may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by a Participant and accepted by the Board during the Participant’s lifetime. A Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant, or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. If a Participant dies without a valid beneficiary designation, all payments shall be made to the Participant’s surviving spouse, if any, and if none, to the Participant’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Participant’s estate.

4.2. Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of the Participant’s property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Board may require proof of incompetence, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay benefits under this Plan in the event of a Termination for Cause as defined in Section 5.1.

5.l. Termination for Cause. Except in the case of any benefit payable hereunder following a Change in Control, no benefits shall be payable under this Plan either before or after a Participant’s death if the Bank terminates the Participant’s duties as a director of the Board due to the Participant’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or infractions), or final cease-and-desist order, or gross negligence in matters of material importance to the Bank.

Article 6

Amendments and Termination

6.1. The Bank, acting by the Board, may amend or modify this Plan at any time; provided, however, that no such amendment or modification shall reduce the benefit earned by a Participant under the terms of this Plan as of the date such amendment or modification is adopted, without written consent from the Participant or, in the event of a Participant’s death, the Participant’s beneficiary. Notwithstanding the foregoing, any amendment to or modification of the definition of “Change in Control” in subsection 1.1.2 of Section 1.1 hereof or the terms of Section 2.3 or 2.4 hereof shall become effective only upon the written consent of each Participant or, in the event of a Participant’s death, the Participant’s beneficiary.

6.2. The Bank, acting by the Board, reserves the right to terminate this Plan at any time. However, except as approved in writing by each Participant, or in the event of a Participant’s death, the Participant’s beneficiary upon termination of this Plan any vested benefits then accrued shall remain payable under the terms of this Plan to the extent then accrued.

6.3. In the event the consent of a Participant’s beneficiary is required pursuant to Section 6.1 or 6.2 hereof and there is more than one such beneficiary such consent shall be deemed to have been given if a majority in interest of all such beneficiaries have given such consent.

Article 7

Miscellaneous

7.1. Tax Withholding. If required by law, the Bank shall withhold taxes that must be withheld from the benefits provided under this Plan.

7.2. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of State of New Jersey, except to the extent preempted by the laws of the United States of America.

7.3. Unfunded Arrangement. All Participants and beneficiaries are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits, and the obligation to pay benefits shall be treated as an item of indebtedness by the Bank to each Participant or the Participant’s beneficiary. All benefits provided for hereunder shall be paid from the general assets of the Bank. Participants and beneficiaries shall have no equitable or security rights under this Plan in any specific assets of the Bank. Any insurance on a Participant’s life is a general asset of the Bank to which Participants and beneficiaries have no preferred or secured claim. The rights to benefits hereunder are not subject in any manner to anticipation, alienation, sale, transfer assignment, pledge, encumbrance, attachment or garnishment by creditors.

Except as provided in Section 7.7 of this Plan, the Bank shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this Plan.

7.4. Administration. The Board shall have powers which are necessary to administer this Plan, and its determinations shall be conclusive on the Bank, Participants, and any other persons claiming benefits under this Plan. The Board’s administrative authority shall include but not be limited to:

7.4.1 Interpreting the provisions of the Plan;

7.4.2 Establishing and revising the method of accounting for the Plan;

7.4.3 Maintaining a record of benefit payments; and

7.4.4 Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

Nothing in this Plan shall be deemed to create any obligation on the part of the Bank to nominate any Participant for re-election by the Board.

7.5. Bona Fide Deferred Compensation Plan. It is intended that this Plan be and remain a bona fide deferred compensation plan for purposes of Part 359 of Federal Deposit Insurance Corporation (“FDIC”) Rules as defined by the provisions of FDIC Rule 359.l(d) and the terms of this Plan shall be so construed in the event of any ambiguity.

7.6. Compliance with Code Section 409A. It is the intent of the Bank that the Plan and all amounts payable to Participants under the Plan meet the requirements of Section 409A of the Code to the extent applicable to the Plan and such payments. In the event that the stock of the Bank or of any affiliate of the Bank becomes tradable on an established securities market or otherwise, then, if a Participant is a “Specified Employee” under Section 409A the Code, any payment made hereunder following a Termination of Service other than on account of a Participant’s Disability or death shall be made no earlier than the date which is six (6) months after the Participant’s Termination of Service date. For purposes of the preceding sentence, Specified Employee shall mean, with respect to the Bank or such affiliate, a “key employee” as defined in Code section 416(i) (without regard to paragraph (5) thereof).

7.7. Rabbi Trust Following Change in Control. If, at any time, the Board reasonably believes that a Change in Control is likely to occur within thirty (30) days, then the Board shall direct that, before any such Change in Control becomes effective, cash or property having a value at least equal to the present value of benefits that would be payable upon or following the occurrence of a Change in Control shall be contributed to a trust satisfying the requirements of the Internal Revenue Service Revenue Procedure 92-64, as amended, which trust has a competent institutional trustee that is independent of the Bank and of any other party, directly or indirectly, to the Change in Control transaction. Any such trust shall be irrevocable, except that trust shall become revocable if, within one year following the establishment of such trust (or earlier as agreed by the Participants in writing), the Change in Control has not occurred and no Change in Control is then reasonably imminent.

7.8. Regulatory Exclusions.

7.8.1 Notwithstanding anything herein to the contrary, any payments made hereunder pursuant to the Plan, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

7.8.2 Notwithstanding any other provision, distributions under this Plan shall not be made to any Participant who has been removed pursuant to 12 U.S.C. § 1818(e).

7.8.3 To the extent that any payment(s), if made, to a Participant pursuant to the terms of this Plan would be treated as an ‘‘Excess Parachute Payment” under Section 280G of the Code, the Bank shall reduce or delay such payment(s) to the extent that it would not be an Excess Parachute Payment.

7.9 Alienability and Assignment Prohibition. Neither Participants nor any beneficiaries under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event a Participant or any beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

7.10 Claims Procedures and Arbitration. In the event that benefits under this Plan are not paid to a Participant (or to the Participant’s Beneficiary in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Bank within sixty (60) days from the date payments are refused. The Bank shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, the specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Bank shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Bank in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Bank shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board of Arbitration shall consist of one member selected by the claimant, one member selected by the Administrator and the third member selected by the first two members. The Board of Arbitration shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

7.11 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors, shall be liable to a Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan, except that in the event that the Bank denies a claim for a benefit hereunder and it is later determined that such benefit is due and payable to a Participant, either under the procedures provided for herein or by a court of appropriate jurisdiction or otherwise, then the Participant shall be entitled to reimbursement by the Bank of any cost incurred by the Participant in obtaining such benefit, including reasonable attorneys’ fees.

7.12 Successors and Assigns. This Plan shall be a contractual obligation of any successor(s) to the Bank and shall be legally enforceable as if it were in force by the Bank, at all times.

7.13 Severability. In the event any provision of this Plan shall be held illegal, invalid or unenforceable such holding or determination shall not invalidate or render unenforceable any other provision herein

7.14. Incapacity. In the event a Participant is declared incompetent and a conservator or other person legally charged with the Participant’s care or the Participant’s estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of the Participant or the Participant’s estate.

IN WITNESS THEREOF, the Bank has caused this Plan to be executed by its duly authorized representative effective as of May 1, 2018.

BOILING SPRINGS SAVINGS BANK

BY: /s/ Robert E. Stillwell
Robert E. Stillwell, Chief Executive Officer On behalf of the Board of Directors of the Bank

BOILING SPRINGS SAVINGS BANK

DIRECTOR RETIREMENT PLAN II

BENEFICIARY DESIGNATION

As a Participant in the Boiling Springs Savings Bank Director Retirement Plan II, I hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Plan, following my death:

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

Such Beneficiary Designation is revocable.

DATE: 20

(WITNESS)	Name of Participant

(WITNESS)
Signature of Participant